EXHIBIT 10.19
Base Salaries for Fiscal Year 2009, Cash Bonuses and Equity Compensation Awards for Fiscal Year 2008

	2009	2008	Stock Option(1)	Restricted Stock
Name and Title	Salary	Bonus	Grant (shares)	Award(2) (shares)

N. Anthony Coles, M.D. President and Chief Executive Officer	$650,000	$625,000	105,000	15,000 (3)

Laura A. Brege Executive Vice President and Chief Operating Officer	$452,600	$187,425	49,000	7,000

Gregory W. Schafer(4) Former Vice President and Chief Financial Officer	$300,000	$102,900	—	—

(1)	One-eighth of the shares subject to the stock options will vest on the six month anniversary of the date of grant and the remaining shares will vest in equal monthly installments over the following 42 months.

(2)	One-third of the shares subject to the restricted stock award will vest on the one year anniversary of the date of grant and the remaining shares will vest in two equal installments on the second and third anniversaries of the date of grant.

(3)	Dr. Coles also received a restricted stock award of 20,000 shares pursuant to the amendment of his employment agreement. The terms of the award are described in the Current Report on Form 8-K with which this exhibit is filed.

(4)	As previously disclosed, Mr. Schafer resigned as Vice President and Chief Financial Officer effective January 5, 2009. His annualized salary for 2009 is the same as for 2008.